Exhibit 99.1

News Release

YRC Worldwide Successfully Integrates National Networks

With historic March 1 integration,

Yellow and Roadway strength and experience unite in YRC

OVERLAND PARK, Kan., March 2, 2009 – YRC Worldwide Inc. (Nasdaq: YRCW) announced today the successful March 1 integration of the national networks for Yellow Transportation and Roadway. The two industry leaders will now do business as YRC, a brand providing more than 160 combined years of experience moving big shipments.

“This is a game-changing event for our company and the transportation industry,” said Bill Zollars, chairman, president and CEO of YRC Worldwide. “By going to market as YRC, we’re making it easier for customers to do business with the industry leader – and harder for the competition to match our network and our capabilities.”

Zollars says through the hard work and support of the 37,000 YRC employees, the company implemented a strategic, phased-in approach to the integration. With nearly 450 service centers, YRC offers about 100 more service centers than either Roadway or Yellow did individually. The changes provide 21,000 additional direct service points and position YRC 20 percent closer to customers in major markets. This enables quicker pickups and deliveries, increased flexibility and reduced emissions.

“We’ve designed our network to help customers succeed. It’s that simple,” said Mike Smid, president of YRC. “We have the most comprehensive network in North America, the most experienced transportation professionals and the most flexible, efficient solutions to meet any supply chain need.”

“The YRC network is built for precision and predictability, so our customers are assured of meeting the needs of their customers,” Smid continued. “Our focus is delivering confidence to our customers.”

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Logistics, New Penn, Holland, Reddaway and Glen Moore. Building on the strength of its heritage brands, Yellow Transportation and Roadway, the enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kan., YRC Worldwide employs approximately 55,000 people.

Media Contact:

Suzanne Dawson

Linden Alschuler & Kaplan

212.329.1420

sdawson@lakpr.com

Investor Contact:

Sheila Taylor

YRC Worldwide Inc.

913.696.6108

sheila.taylor@yrcw.com